                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)*

                           Orckit Communications Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Ordinary Shares, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   M7531S 206
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 27, 2005

-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ] Rule 13d-1(b)

       [X] Rule 13d-1(c)

       [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

                               Page 1 of 6 pages

------------------------- ----------------------------- ------------------------
 CUSIP NO. M7531S 206              SCHEDULE 13G               PAGE 2 OF 6 PAGES
------------------------- ----------------------------- ------------------------

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   1          NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Phylon Fund Limited
--------- ----------------------------------------------------------------------------------------------------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                           (a) [ ]
                                                                                                           (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
--------------------------------------------------- -------- -------------------------------------------------------
                    NUMBER OF                          5         SOLE VOTING POWER
                      SHARES
                  BENEFICIALLY                                    0
                    OWNED BY                        -------- -------------------------------------------------------
                      EACH                             6         SHARED VOTING POWER
                   REPORTING
                     PERSON                                      330,000 ordinary shares
                      WITH:                         -------- -------------------------------------------------------
                                                       7         SOLE DISPOSITIVE POWER

                                                                        0
                                                    -------- -------------------------------------------------------
                                                       8         SHARED DISPOSITIVE POWER

                                                                 330,000 ordinary shares
--------------------------------------------------- -------- -------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   330,000 ordinary shares (includes 330,000 ordinary shares
                   deemed beneficially owned by Phylon Investment Advisers LLP, an affiliate of Phylon Fund Limited)
--------- ----------------------------------------------------------------------------------------------------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                                                               [ ]

              Not Applicable
--------- ----------------------------------------------------------------------------------------------------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   6.1%
--------- ----------------------------------------------------------------------------------------------------------
   12         TYPE OF REPORTING PERSON  (See Instructions)

                   OO
--------- ----------------------------------------------------------------------------------------------------------

------------------------- ----------------------------- ------------------------
 CUSIP NO. M7531S 206              SCHEDULE 13G               PAGE 3 OF 6 PAGES
------------------------- ----------------------------- ------------------------

------------------------------------------------------------------------------------------------------------

    NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Phylon Investment Advisers LLP
------------------------------------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                                                 (a) [ ]
                                                                                                 (b) [ ]
------------------------------------------------------------------------------------------------------------
    SEC USE ONLY

------------------------------------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION

    United Kingdom
------------------------------------------------------------------------------------------------------------
                    NUMBER OF                 13         SOLE VOTING POWER
                      SHARES
                   BENEFICIALLY                          0
                     OWNED BY               -------- -------------------------------------------------------
                       EACH                   14         SHARED VOTING POWER
                    REPORTING
                      PERSON                             330,000 ordinary shares
                      WITH:                 -------- -------------------------------------------------------
                                              15         SOLE DISPOSITIVE POWER

                                                         0
                                            -------- -------------------------------------------------------
                                              16         SHARED DISPOSITIVE POWER

                                                         330,000 ordinary shares
-------------------------------------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         330,000 ordinary shares (includes 330,000 ordinary shares owned by
         Phylon Fund Limited, an affiliate of Phylon Investment Advisers LLP)
-------------------------------------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                                                     [ ]
    Not Applicable
-------------------------------------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%
-------------------------------------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON  (See Instructions)

    PN
-------------------------------------------------------------------------------------------------------------

------------------------- ----------------------------- ------------------------
 CUSIP NO. M7531S 206              SCHEDULE 13G               PAGE 4 OF 6 PAGES
------------------------- ----------------------------- ------------------------

    This Schedule 13G reflects a statement of beneficial ownership of securities of the reporting person as of February 4, 2005.

ITEM 1.

(a)      NAME OF ISSUER:
         Orckit Communications Ltd. (the "Company")

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
         126 Yigal Allen Street
         Tel Aviv, 67443, Israel

ITEM 2.

(a)      NAME OF PERSON FILING:

         (i)  Phylon Fund Limited

         (ii) Phylon Investment Advisers LLP

(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         (i)  P.O. Box 908, Walker House,
              Mary Street Georgetown,
              Grand Cayman Islands

         (ii) 53 Chandos Place
              London, United Kingdom
              WC2N 4HS

(c)      Citizenship:
         (i)  Cayman Islands
         (ii) United Kingdom

(d)      TITLE OF CLASS OF SECURITIES:
         Ordinary Shares, no nominal value per share.

(e)      CUSIP NUMBER:
         M7531S 206

------------------------- ----------------------------- ------------------------
 CUSIP NO. M7531S 206              SCHEDULE 13G               PAGE 5 OF 6 PAGES
------------------------- ----------------------------- ------------------------

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR RULE 13D-2(B)
          OR (C), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable.

ITEM 4.   OWNERSHIP.

     (a)  See Item 9 of the cover page attached hereto.

     (b)  See Item 11 of the cover page attached hereto.

     (c)  See Items 5 through 8 of the cover page attached hereto. Each of the
          Reporting Persons may be deemed to have shared power to vote and shared power to dispose of an aggregate of 330,000 ordinary shares owned by Phylon Fund Ltd. Phylon Fund Investment Advisers LP acts as an investment adviser for Phylon Fund Ltd.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
          THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR
          CONTROL PERSON.

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

ITEM 10.  CERTIFICATION.

          Not Applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 9, 2005

                                 /s/ Bruder Henning
                                 ----------------------------------
                                 Bruder Henning

                                Page 6 of 6 Pages